Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Information Press Contact:

Vincent C. Klinges

Chief Financial Officer

American Software, Inc.

(404) 264-5477

American Software Completes Acquisition of Logility

Atlanta (July 9, 2009) American Software, Inc. (NASDAQ: AMSWA) today announced that it acquired Logility, Inc. (NASDAQ: LGTY) pursuant to a Plan of Merger dated July 6, 2009. American Software previously completed a tender offer, which expired on June 29, 2009, for all the outstanding common stock of Logility not currently owned by American Software. After completion of the tender offer, American Software owned 12,804,866 shares, or 96.7% of the outstanding shares of Logility common stock.

Pursuant to the Plan of Merger, Logility was merged with and into a wholly-owned subsidiary of American Software, each of the issued and outstanding shares of common stock of Logility (except for shares held by American Software or shares for which appraisal rights are properly demanded in accordance with Georgia law) was converted into the right to receive $7.02 per share, without interest, and the wholly-owned subsidiary amended its Articles of Incorporation to change its name to Logility, Inc.

American Software will promptly cause the shares of Logility’s common stock to be delisted from the NASDAQ Global Market.

About American Software

Headquartered in Atlanta, American Software develops, markets and supports one of the industry’s most comprehensive offerings of integrated business applications, including supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise™ is an ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies. New Generation Computing Inc. (NGC), a wholly-owned subsidiary of American Software, is a leading provider of PLM, Global Sourcing and ERP solutions for Fashion, Apparel, Footwear and Retail. Headquartered in Miami, NGC’s worldwide customers include VF Corporation®, A|X Armani Exchange®, Carter’s®, Casual Male Retail Group®, Maggy London, Billabong, R.G. Barry, Hugo Boss®, Dick’s Sporting Goods, Isda & Co., Tristan & America®, Parigi Group and many others. For more information on the Company, contact: American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305; (800) 726-2946 or (404) 261-4381. FAX: (404) 264-5206. INTERNET: www.amsoftware.com or e-mail: ask@amsoftware.com.

About Logility

With more than 1,250 customers worldwide, Logility is a leading provider of collaborative supply chain solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; sales and operations planning; inventory and supply optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point-of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Arch Chemicals, Avery Dennison Corporation, BP (British Petroleum), Leviton Manufacturing Company, McCain Foods, Pernod Ricard, Remington Products Company, Sigma Aldrich and VF Corporation. For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com.

Cautionary Statements Certain risk factors and other considerations are detailed in American Software’s Form 10-K for the year ended April 30, 2008 and other reports and documents subsequently filed with the Securities and Exchange Commission.

e-Intelliprise is a trademark of American Software, Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Demand Solutions is a registered trademark of Demand Management, and NGC is a registered trademark of New Generation Computing. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

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